AMENDED AND RESTATED SCHEDULE A

THIS SCHEDULE A, amended and restated effective as of September 30, 2011, is Schedule A to that certain Underwriting Agreement dated as of July 1, 2010, as amended from time to time, between BNY Mellon Distributors Inc. (formerly, PFPC Distributors, Inc.) and Metropolitan West Funds.

IDENTIFICATION OF SERIES

Metropolitan West AlphaTrak 500 Fund

Metropolitan West High Yield Bond Fund

Metropolitan West Intermediate Bond Fund

Metropolitan West Low Duration Bond Fund

Metropolitan West Strategic Income Fund

Metropolitan West Total Return Bond

Metropolitan West Ultra Short Bond Fund

Metropolitan West Unconstrained Bond Fund

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Schedule A to be executed by their officers designated below effective as of the date and year first above written.

METROPOLITAN WEST FUNDS

By:	/s/ David S. DeVito

Name:	David S. DeVito

Title:	Treasurer

Date:	11/11/2011

Agreed:

BNY MELLON DISTRIBUTORS INC.

By:	/s/ Bruno DiStefano

Name:	Bruno DiStefano

Title:	Vice President

Date:	11/18/2011